EXHIBIT 2.11
------------


                        LASALLE PARTNERS INCORPORATED



As of February 28, 1999

VIA FACSIMILE

Chris Peacock                             Ken Winterschladen
Mike Smith                                c/o Jones Lang Wootton
Robert Orr                                Grosvenor Place
c/o Jones Lang Wootton                    225 George Street
22 Hanover Square                         Sydney NSW 2000
London WIA 2BN                            Australia
England                                   Fax:  61-2-9232-8120
Fax:  44-171-408-0220

Gerry Kipling
c/o Jones Lang Wootton Ltd.
16th & 17th floors
Dorses House
Taikoo Place
979 King's Road
Quarry Bay
Hong Kong
Fax: 852-2968-1008

Gentlemen:

      Reference is made to that certain Purchase and Sale Agreement (Europe/USA), dated as of October 21, 1998, as amended, by and among LaSalle Partners Incorporated ("LaSalle Partners"), the Jones Lang Wootton entities listed therein and the other parties named therein (the "Europe/USA Purchase Agreement"), that certain Purchase and Sale Agreement (Australasia), dated as of October 21, 1998, as amended, by and among LaSalle Partners, the Jones Lang Wootton entities listed therein and the other parties named therein (the "Australasia Purchase Agreement") and that certain Purchase and Sale Agreement (Asia), dated as of October 21, 1998, as amended, by and among LaSalle Partners, the Jones Lang Wootton entities listed therein and the other parties named therein (the "Asia Purchase Agreement" and together with the Australasia Purchase Agreement and the Europe/USA Purchase Agreement, the "Purchase Agreements"). All capitalized terms used herein shall, unless otherwise defined herein, have the respective meanings set forth in the Purchase Agreements. The parties hereto agree as follows:

      A. Notwithstanding anything to the contrary contained in the Purchase Agreements, each of the undersigned agrees that each Purchase Agreement shall be amended as follows:

      1. The consolidated or combined balance sheet, as applicable, referenced in clause (i) of subsection (b) of Section 1.4 of each Purchase Agreement shall be, in each case as of the close of business on February 28, 1999 (the "Cut-off Date").

      2. The consolidated or combined (as applicable) profit and loss accounts, statements of cash flows, statements of movement on reserves and statements of total recognized gains and losses referenced in clause (ii) of subsection (b) of Section 1.4 of each Purchase Agreement shall be, in each case, for the period beginning on January 1, 1998 and ending on the close of business on the Cut-off Date.



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      3.    The profit and loss account referenced in subclause (B) of clause (i) of subsection (p) of Section 1.4 of each Purchase Agreement shall be, in each case, for the period beginning on January 1, 1999 and ending on the Cut-off Date.

      4.    The following shall be inserted as subsection (g) of
Section 5.1 of the Europe/USA Purchase Agreement and as subsection (f) of
Section 5.1 of each of the Australasia Purchase Agreement and the Asia Purchase Agreement:

      "Notwithstanding anything to the contrary contained in this Section
5.1 or in any section of the Company Disclosure Schedule related thereto, from and after the Cut-off Date to the Closing (the "Closing Stub Period") each JLW Seller and each Company shall not, and shall cause each Company Subsidiary which is a direct or indirect Subsidiary thereof not to, take, or authorize or enter into any obligation or commitment (or otherwise agree) to take, any of the actions specified in any of clauses (i) through
(xvii) of Section 5.1(b) hereof, except in each case to the extent expressly permitted by the terms of such clause or consented to in writing by Parent (which consent may be given or withheld in Parent's sole discretion)."

      5.    The accruals referenced in subclauses (i) through (v) of clause
(a) of the second sentence of the definition of "Closing Net Worth" set forth in Article XIV of each Purchase Agreement shall be included in the applicable Closing Balance Sheets or Final Closing Balance Sheets, even if incurred or accrued after the Cut-off Date.

      6. The following shall be inserted at the end of the sentence immediately proceeding the penultimate sentence of the definition of "Closing Net Worth" set forth in Article XIV of each Purchase Agreement:

      "and (c) to the extent not otherwise reflected in any Closing Balance Sheet or Final Closing Balance Sheet, as the case may be, in an aggregate amount equal to any other payments, dividends or distributions in respect of the partnership interests, issued share capital or capital stock or other securities, as applicable, declared or made by any JLW Seller, Company or Company Subsidiary during the Closing Stub Period that if declared or made on the Cut-off Date would have been required under the terms of this Agreement to be reflected in any Closing Balance Sheet or Final Closing Balance Sheet, as the case may be"

      B. The fifth sentence of Section 3.3(a) of the Europe/USA Purchase Agreement shall be amended to read as follows:

      "The authorized capital stock of JLW USA consists of (i) 10,000 shares of common stock, no par value per share, of which as of the date hereof (and as of the Closing Date) 3,437.09 shares are (and will be) issued and outstanding and no shares are (or will be) held in its treasury, and (ii) 10,000 shares of preferred stock, of which 5,000 shares have been designated as Series A Preferred Stock, $1,000 par value per share, of which as of the date hereof (and as of the Closing Date) 3,845.4 shares of such Series are (and will be) issued and held in its treasury, and no other shares of such preferred stock are (or will be) issued."

      C. Section 3.4 of the Company Disclosure Schedule shall be amended to add the information set forth on Exhibit A attached hereto.

      D. This agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement (other than the provisions of paragraphs B and C above) shall automatically terminate and be of no further force and effect in the event that the Closing has not occurred on or prior to March 31, 1999.



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      In accordance with Section 13.5 of each of the Purchase Agreements, please indicate your agreement with the above by signing below and faxing this letter to me at 171-533-7404 with the original via overnight courier.

Very truly yours,

LASALLE PARTNERS INCORPORATED


/s/ WILLIAM E. SULLIVAN
------------------------------
William E. Sullivan,
Executive Vice President and
Chief Financial Officer



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Agreed and accepted as of the 28th day of February, 1999.

SELLERS' REPRESENTATIVES:


/S/ CHRIS PEACOCK
------------------------------
Chris Peacock


/S/ MIKE SMITH
------------------------------
Mike Smith




SHAREHOLDERS' REPRESENTATIVES:


/S/ ROBERT ORR
------------------------------
Robert Orr


/S/ KEN WINTERSCHLADEN
------------------------------
Ken Winterschladen


/S/ GERRY KIPLING
------------------------------
Gerry Kipling